KEN SWAISLAND

The Coach House

2949 Palmerston Ave.

West Vancouver, BC V7V 2X2

January 13, 2004

Hunter Gold Mining Corporation

C/o 4145 Almondel Road

West Vancouver, BC V7V 3L6

Attention: George Otten

Re: Purchase of Hunter Gold Mining Corporation (the "Target") from George Otten and Jim Blair (the "Principal Vendors") and the other shareholders of the company (the "Other Vendors") by Ken Swaisland (the "Purchaser").

Dear Sir:

With reference to our letter agreement of December 2, 2003 regarding the above noted matter, I confirm that I am requesting an extension of time to complete my due diligence of the above purchase for a maximum of four (4) months from March 31, 2004, to July 31, 2004; thereby amending termination and formal documentation dates in clause one (1) and two (2) to July 15, 2004. In return for this extension, and subject to a positive initial report by Glenn O' Gorman, I undertake to fully dewater, sample and assay the Bates-Hunter mine and complete the diamond drilling program as recommended by Glenn O' Gorman in his recently completed Engineering Report on the Bates-Hunter mine and mill facilities. I agree to provide you with all data collected and complete all due diligence as quickly as possible in order to complete the sale at the earliest opportunity prior to July 31, 2004, if possible.

I also request that the Principal Vendors agree that all rights and obligations contained within the December 2, 2003 agreement and this letter of extension are assignable by Ken Swaisland, without prior approval. The Principal Vendors will be notified of any such assignment within twenty-four (24) hours of any assignment.

All other terms of the letter agreement remain the same.

Yours Truly,

                                                                                                                        Accepted and agreed to by:

                                                                                                                        Hunter Gold Mining Corporation per:

/s/ Ken Swaisland                                                                                            /s/ George Otten

Ken Swaisland                                                                                                 George Otten President

Accepted and agreed to by:                                                                             Accepted and agreed to by:

/s/ Jim Blair                                                                                                      /s/ George Otten

Jim Blair                                                                                                          George Otten